                                   EXHIBIT 11

                              VORNADO REALTY TRUST

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                               FOR THE THREE MONTHS ENDED            FOR THE SIX  MONTHS ENDED
                                             -----------------------------         -----------------------------
                                              JUNE 30,          JUNE 30,            JUNE 30,          JUNE 30,
                                                1995              1994                1995              1994
                                             -----------       -----------         -----------       -----------


Weighted average number of shares
 outstanding                                  23,344,514        21,605,612          22,515,286        21,609,553

Common share equivalents for
  options after applying treasury
  stock method                                   164,239           260,982             171,848           258,932
                                             -----------       -----------         -----------       -----------

Weighted Average Number of Shares
  and Common Share Equivalents
  Outstanding                                 23,508,753        21,866,594          22,687,134        21,868,485
                                             ===========       ===========         ===========       ===========

Net income                                   $13,185,000       $10,114,000         $25,022,000       $20,218,000
                                             ===========       ===========         ===========       ===========

Net Income Per Share                               $ .56             $ .46               $1.10             $ .92
                                                   =====             =====               =====             =====



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